Exhibit 10.12

Cooperation Agreement

Party A: Grand Century Holding Company Limited

Party B: Dr. Pang Sai Yau (彭世有醫生)

Party A and Party B have already made a verbal commitment to form cooperative partnership when Party A commenced its business operations, and a written agreement is hereby entered into as an acknowledgement.

1. Party B confirms that during the validity period of this agreement and the period of cooperation between both parties, Party B must be a registered doctor under the Medical Registration Ordinance (Chapter 161 of the Laws of Hong Kong).

2. Party A shall refer its clients to Party B, in a capacity of a registered doctor in Hong Kong, to provide consultation services, perform injection procedures (including but not limited to Botox, Restylane, PLLA and 4D injections), perform intense pulse procedures, laser procedures, chemical peeling procedures, MTS (microneedle therapy system) and prescribe drugs, etc. (“Medical Services”). Party B will not participate in any matters related to the operation, management and finance of Party A.

3. Party B must ensure that all Medical Services are performed by Party B personally and are in compliance with any relevant laws, regulations and codes in any case, including but not limited to the Code of Professional Conduct for the Guidance of Registered Medical Practitioners, the Dangerous Drugs Ordinance (Chapter 134 of the Laws of Hong Kong), the Pharmacy and Poisons Ordinance (Chapter 138 of the Laws of Hong Kong), the Medical Registration Ordinance (Chapter 161 of the Laws of Hong Kong), the Medical Clinics Ordinance (Chapter 343 of the Laws of Hong Kong) and the Private Healthcare Facilities Ordinance (Chapter 633 of the Laws of Hong Kong).

4. The poisons (“Poisons”) regulated under the Pharmacy and Poisons Ordinance (Chapter 138 of the Laws of Hong Kong) and used by Party B in its Medical Services must be purchased by Party B from licensed wholesalers, authorized Poisons sellers and/or licensed manufacturers, and must be prescribed and supplied by Party B to its customers for medical purposes. The Poisons purchased by Party B can only be provided to Party B’s customers for consumption.

5. Party B must ensure that all procedures such as the supply, prescription and storage of Poisons are in compliance with the requirements of relevant laws, regulations and codes.

6. For the sake of the requirements and arrangements of commercial operations, Party A may represent or assist Party B in handling the relevant administrative procedures and payment arrangements between Party B and its suppliers regarding the procurement of drugs and Poisons.

7. The professional fees (ie. Professional Fees) and the cost of drugs and/or Poisons paid by customers for the Medical Services provided by Party B can be deposited into the account designated by Party B (the “Designated Account”).

8. Party B may charge customers on behalf of Party A other than for Medical Services (“Non-medical Fees”). Such Non-medical Fees should be deposited into the Designated Account. Party B shall transfer such Non-medical Fees from the Designated Account to Party A as instructed by Party A, and Party A may also at its discretion transfer such fees from the Designated Account to Party A at any time.

9. Party A may at any time issue a bill to Party B, setting out the reasonable expenses incurred by Party B from providing the Medical Services in the center of Party A, including but not limited to the charges for the use of room and instrument, the use and/or consumption of equipment and medical supplies, related staff remuneration and administrative costs, etc. Party B should settle the bill with Party A in accordance with the instructions of Party A and/or as specified in the bill, or such payment can be collected by Party A from the Designated Account on its own initiative.

10. In respect of the Designated Account, for administrative convenience, Party B should from time to time provide Party A with the online login information, telephone banking passwords, ATM passwords and POS systems, etc., to enable Party to operate the Designated Account for transactions.

11. Party B should give Party A not less than 3 months’ prior written notice if Party B ceases to use the Designated Account.

12. Either party may terminate this agreement by giving the other party not less than 3 months’ prior written notice.

13. In case any one or more provisions of this agreement are deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this agreement shall not be impaired thereby.

14. Any third party who is not a party to this agreement shall not be entitled to enjoy or enforce any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong).

15. This agreement shall be governed by and construed in accordance with the laws of Hong Kong.

16. Both parties irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong over any dispute in connection with this agreement.

Party A: Grand Century Holding Company Limited

/s/ Ng Hong Kin
Ng Hon Kin (吳翰堅)
Director

Party B:

/s/ Pang Sai Yau
Dr. Pang Sai Yau (彭世有醫生)